Exhibit 10.1

AMENDMENT TO EXECUTVIE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT hereby amends the Executive Employment Agreement, dated as of September 21, 2023 entered into by and between Apimeds Pharmaceutical US, Inc., a Delaware corporation having its principal place of business at 25 Edinburg Circle, Matawan, NJ 07747 (the “Company”), and Erik Emerson an individual residing for the purposes set forth in this agreement in the State of New Jersey (“Executive”) is hereby amended as follows effective November 13, 2025:

1.	Effective November 13, 2025, Executive’s yearly salary shall be $500,000.

2.	Effective November 13, 2025, Paragraph 3(c) of the September 21, 2023 Agreement is amended to read: “Executive’s employment may be terminated without Cause upon thirty (30) days’ written notice to Executive. Upon termination without cause, Executive shall be entitled to receive a severance payment equal to twenty-four (24) months of Executive’s salary and benefits, in exchange for signing a release of claims against the Company. In the event that Executive is terminated without cause, all equity will vest on the date of termination.”

3.	Effective November 13, 2025, Paragraph 3(e) of the September 21, 2023 Agreement is amended to read: “Upon Executive’s death or Disability, the termination of Executive’s employment by the Company for Cause, or the termination of Executive’s termination of his employment with the Company without Good Reason, the Unvested Portion of restricted stock awarded pursuant to this Agreement shall be automatically forfeited to the Company and all of the Executive’s rights to such shares shall immediately terminate without any payment or consideration by the Company. Upon Executives termination of his employment by the Company without cause, any unvested shares shall vest on the date of termination.”

COMPANY:		EXECUTIVE:

Apimeds Pharmaceutical US, Inc.,
a New Jersey Corporation,

By:	/s/ Christopher Kim	/s/ Erik Emerson
	Christopher Kim, Chairman	Erik Emerson, individually